Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Neos Therapeutics, Inc., a Delaware corporation (the “Company”), and Jerry McLaughlin (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company commencing on or before July 2, 2018 on the terms contained herein.  This Agreement will be effective on the date when the Executive’s employment with the Company commences (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment.

(a)                                 Term.  The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).  The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

(b)                                 Position and Duties.  During the Term, the Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company.  The Executive shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”).  The Executive shall report to the Board.  The Executive shall devote his full working time and efforts to the business and affairs of the Company and shall not engage in outside business activities.  Notwithstanding the foregoing, the Executive may serve on other boards of directors or engage in religious, charitable or other community activities; provided such services and activities are disclosed to and approved by the Board and do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.  Additionally, for so long as the Executive serves as President and CEO of the Company, the Executive agrees to serve as a member of the Board, with all duties, roles, responsibilities and perquisites incident to such membership (in the capacity as an employee member of the Board).

(c)                                  Location.  During the Term, the Executive’s principal place of employment shall be the Company’s office in Blue Bell, Pennsylvania, but the Executive shall regularly travel to the Company’s office in Dallas, Texas and elsewhere in connection with Company business.

(d)                                 Conditions.  The Executive’s employment is contingent upon (i) the satisfactory completion of a background check; (ii) the satisfactory completion of reference checks; and (iii) the Executive’s execution of this Agreement and the Confidential Information and Intellectual Property Agreement between the Company and the Executive (the “Confidentiality Agreement”).  If the foregoing conditions are not satisfied, this Agreement, including the Company’s obligations herein, shall become immediately null and void.  The

Executive represents that he has no contractual commitments or other legal obligations that would or may prohibit him from performing his duties for the Company on the Effective Date

2.                                      Compensation and Related Matters.

(a)                                 Base Salary.  During the Term, the Executive’s initial annual base salary shall be $500,000, less applicable deductions and tax withholdings.  The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)                                 Annual Performance Bonus.  For each calendar year during the Term, the Executive shall be eligible to earn a cash performance bonus (each, an “Annual Performance Bonus”) as determined by the Board or the Compensation Committee.  The Board or Compensation Committee’s determination of the Executive’s eligibility for an Annual Performance Bonus shall be discretionary after considering the Executive’s achievement of enumerated performance milestones which shall be determined by the Board or the Compensation Committee at the beginning of each calendar year; provided that for calendar year 2018, the Annual Performance Bonus shall be determined based upon the 2018 performance objectives previously approved by the Compensation Committee.  The Executive’s initial target Annual Performance Bonus shall be 50% of his Base Salary; provided that for calendar year 2018, the Annual Performance Bonus shall have a target payment of $140,000.  Except as otherwise provided herein, to earn an Annual Performance Bonus for any particular calendar year during the Term, the Executive must be employed by the Company on the day such Annual Performance Bonus is paid, which shall be no later than February 15th of the calendar year immediately following the calendar year to which it pertains.

(c)                                  Signing Bonus. The Company shall pay the Executive a lump sum of $100,000 (the “Signing Bonus”) within 30 days after the Effective Date; provided that if within the one year period immediately following the Effective Date, the Executive terminates his employment other than for Good Reason (as defined below) or the Company terminates the Executive’s employment for Cause (as defined below), then the Executive shall repay the entire Signing Bonus to the Company within 30 days after the Date of Termination (as defined below).  The Signing Bonus shall be subject to applicable deductions and tax withholdings.

(d)                                 Initial Equity Award.  Subject to approval by the Board or the Compensation Committee, and as a material inducement to the Executive’s acceptance of employment with the Company, the Executive shall be granted an option to purchase 800,000 shares of Common Stock of the Company (the “Option”); provided that the Executive may elect for up to 150,000 shares to be issued in the form of restricted stock units (the “RSUs”), in each case pursuant to the Company’s equity incentive plan(s). The Option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant and (i) up to 600,000 of the shares underlying the Option (fewer if the Executive elects for part of the equity award to be issued as RSUs) shall vest in equal annual installments over four years from the Effective Date, with up to 150,000 of the shares of Common Stock subject to the Option vesting on each of the first four anniversaries of the Effective Date, and (ii) 200,000 of the shares of Common Stock underlying the Option shall be subject to performance-based vesting with 100,000 of the shares of Common Stock subject to the Option vesting on each of the first two anniversaries of the Effective Date, subject to the achievement of enumerated performance metrics set forth in the stock option agreement between the Executive and the Company; provided, in each case, the Executive continues his employment through the applicable vesting date.  The RSUs (if any) will be subject to time-based vesting in equal annual installments over 4 years.  In the Company’s sole discretion, the Option and the RSUs may be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).  Additional equity award grants will be considered by the Board or the Compensation Committee on an annual basis.

(e)                                  Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f)                                   Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans and perquisite arrangements in effect from time to time that are made available to senior executives of the Company generally, subject to the terms of such plans and arrangements.

(g)                                  Vacations.  During the Term, the Executive shall be entitled to four (4) weeks of paid vacation days in each calendar year, which shall be accrued ratably pursuant to the Company’s vacation policy.  The Executive shall also be entitled to all paid holidays given by the Company to its executives including but not limited to holidays set forth in the Company’s policy manual.

3.                                      Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)                                 Death. The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)                                  Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the Executive’s material breach of any agreement with the Company, including the Confidentiality Agreement, the provisions of Section 7 of this Agreement, the Code of Conduct or any other material policy; (ii) the Executive’s commission and conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including the Company or any of its employees); (iii) the Executive’s act of fraud or misrepresentation in connection with the Executive’s duties or otherwise in connection with the business of the Company; (iv) the Executive’s material breach in the performance of duties under this Agreement, including failure to implement or follow a lawful policy or directive of the Company, provided that if such failure is curable, it is not cured within 20 days following written notice thereof from the Board; (v) the Executive’s commission of an act, or omission, of gross negligence or willful misconduct in the performance of the Executive’s duties which results in injury to the Company; or (vi) the Executive’s misrepresentation to the Company of a fact or circumstance relevant to the Company’s decision to offer employment to the Executive, including but not limited to any misrepresentation in any interview or discussion with any Company employee or Board member.

(d)                                 Termination by the Company without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)                                  Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following: (i) the Company materially breaches any term of this Agreement, and such breach causes or is likely to cause material harm to the Executive; (ii) there is a change in the Executive’s responsibilities that represents a material and adverse change in the Executive’s overall responsibilities; (iii) the Executive’s Base Salary is substantially reduced, diminished, deferred or intentionally not paid for any reason; or (iv) the Executive’s principal place of employment is relocated by the Company more than 40 miles - from the Company’s Blue Bell, Pennsylvania office , though it is understood and agreed that the Executive shall be required to travel in connection with Company business, including to the Company’s office in Dallas, Texas, and none of such travel shall constitute or give rise to “Good Reason”).  The Executive’s voluntary termination shall be deemed to have occurred for Good Reason for purposes of this Agreement only if (x) the Executive provides written notice to the Company within 30 days after the Executive becomes aware of circumstances giving rise to Good Reason, (y) the Company fails to correct the circumstances giving rise to Good Reason within 30 days following the receipt of such notice (the “Cure Period”) and (z) the Executive resigns within 30 days following the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                                   Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)                                  Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given unless another date is specified by the Company; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.                                      Compensation Upon Termination.

(a)                                 Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination but not yet paid; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement); and (iii) unused vacation that accrued through the Date of Termination (collectively, the “Accrued Benefit”). The Accrued Benefit shall be paid on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.  In addition, the Executive shall be entitled to any vested benefits the Executive has under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

(b)                                 Termination by the Company without Cause or by the Executive for Good Reason Outside of a CIC Period.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), in either case, outside of a CIC Period (defined below), then the Company shall pay the Executive his Accrued Benefit.  In addition, subject to the Executive signing, not revoking, and complying with a Separation Agreement and Release (defined below) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i)                                     the Company shall pay to the Executive an amount equal to 12 months of his Base Salary then in effect (collectively, the “Non-CIC Severance Amount”); and

(ii)                                  if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for the Executive on the Date of Termination until the earliest of the following: (i) the 12 month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group health coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

The amount payable under Section 4(b)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Non-CIC Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to Section 4(b)(i) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Finally, notwithstanding the foregoing, if the Executive breaches any of the provisions of the Confidentiality Agreement or Section 7 of this Agreement, all benefits under Sections 4(b)(i) and (ii) shall immediately cease.

(c)                                  Termination by the Company without Cause or by the Executive for Good Reason During a CIC Period.  The provisions of this Section 4(c) set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  When this Section 4(c) applies (as described in the next paragraph), its provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b).

During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), in either case, during a CIC Period, then the Company shall pay the Executive his Accrued Benefit.  In addition, subject to the Executive signing, not revoking, and complying with a Separation Agreement and Release and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i)                                     the Company shall pay to the Executive a lump sum in cash in an amount equal to 18 months of his Base Salary then in effect plus 1.5 times his target Annual Performance Bonus then in effect (collectively, the “CIC Severance Amount”);

(ii)                                  if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for the Executive on the Date of Termination until the earliest of the following: (i) the 18 month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group health coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(iii)                               notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, on the later of (a) the Date of Termination, or (b) the Effective Date of the Separation Agreement and Release:

(A)                               if the Date of Termination occurs within the six month period immediately following the Effective Date of this Agreement (the “Initial Period”) 50% of any time-based stock options and other time-based stock-based awards held by the Executive that are unvested as of the Date of Termination shall immediately vest and all other be exercisable and any other stock-based awards held by the Executive shall lapse and be of no further effect; or

(B)                               if the Date of Termination occurs after the Initial Period, 100% of any time-based stock options and other time-based stock-based awards held by the Executive that are unvested as of the Date of Termination shall immediately vest and become exercisable and any other stock-based awards held by the Executive shall lapse and be of no further effect.

(iv)                              Any termination or forfeiture of the unvested portion of such equity grants that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective.

The CIC Severance Amount shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the CIC Severance Amount shall be paid in the second calendar year by the last day of such 60-day period.

Finally, notwithstanding the foregoing, if the Executive breaches any of the provisions of the Confidentiality Agreement or Section 7 of this Agreement, all benefits under Sections 4(c)(i), (ii), and (iii) shall immediately cease.

(d)                                 Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Change in Control” shall mean the consummation of any of the following:

(A)                               A sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; or

(B)                               A merger, reorganization or consolidation in which the outstanding shares of common stock of the Company are converted into or exchanged for shares of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the surviving entity immediately upon the completion of such transaction; or

(C)                               The sale of all or a majority of the common stock of the Company to an unrelated person or entity; or

(D)                               Any other transaction in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the surviving entity in the transaction immediately upon the completion of such transaction.

(ii)                                  “CIC Period” shall mean the period beginning immediately upon the first event constituting a Change in Control and ending 12 months immediately after such first event constituting a Change in Control.

(iii)                               “Separation Agreement and Release” shall mean a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company.

(e)                                  Additional Limitation.

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section

409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)                                  For purposes of this Section 4(e)(ii), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)                               The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(e)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

5.                                      Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                                 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.                                      Intellectual Property.  The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company and its affiliates, whether before or after the date of this Agreement (collectively referred to as “Work Product”), are the property of the Company or such affiliated companies.  The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the period of employment) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments).  The Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7.             Confidential Information, Noncompetition and Cooperation.  As a material condition of the Executive’s employment, the Executive shall be bound by the terms of the Confidentiality Agreement, the terms of which are incorporated herein.

(a)           The Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by the Executive incident to the Executive’s employment belongs to the Company and all Company property shall be promptly returned to the Company upon termination of the Executive’s employment for any reason, or earlier if requested by the Board.

(b)           Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from the Board and from any and all offices and directorships then held with the Company and its affiliates.  Following any termination of employment, the Executive shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees, and (ii) in the defense of any action brought by any third party against the Company that relates to the Executive’s employment by the Company; provided, that in each case the Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by the Executive in connection with such cooperation.

(c)           The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive will become familiar with the Company’s and its affiliates’ trade secrets and with other confidential and proprietary information and that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.  Therefore, the Executive agrees that the Executive shall not, anywhere in the world, both during the Term and for a period of one (1) year thereafter regardless of the reason for the ending of the employment relationship, directly or indirectly, either for himself or for any other person or entity or otherwise:

(i)            participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization), engaged in the business of developing or commercializing controlled release, ion exchange resin based pharmaceutical products, or any other business in which the Executive may be required to employ, reveal or otherwise utilize  trade secrets of the Company and its affiliates (with it being understood that the term “participate in” shall include, without limitation, having any direct or indirect interest in any person or entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any person or entity -whether as a director, officer, manager, supervisor, employee, agent, consultant, advisor or otherwise); provided that, nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of an entity which is publicly traded so long as the Executive has no active participation in the business of such corporation;

(ii)           induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any such subsidiary; or

(iii)          induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or any such affiliated company, or in any way interfere with the relationship between the Company and any of its affiliates and any employee thereof, or hire or otherwise engage any person who was an employee of the Company or any of its affiliated companies within one year before any such hiring would take place.

(d)           Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Confidentiality Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)           If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.   Because the Executive’s services are unique and because the Executive has access to confidential and proprietary information of the Company and its business, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 7 of this Agreement.  Therefore, in the event of a breach or threatened breach of Section 7 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor and notwithstanding anything herein to the contrary, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f)            The Executive acknowledges that the provisions of this Section 7 are in consideration of the Executive’s employment with the Company and additional good and valuable consideration as set forth in this Agreement.   The Executive agrees and acknowledges that the restrictions contained in Section 7 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living.  The Executive acknowledges (i) that the business of the Company and its affiliates will be conducted throughout the world, (ii) notwithstanding the state of formation or principal office of the Company and its affiliates, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of the Executive’s responsibilities, the Executive may be traveling throughout the world in furtherance of the Company’s and its affiliates’ business and its relationships.  The Executive acknowledges that the potential harm to the Company of the non-enforcement of Section 7 outweighs any potential harm to the Executive of its enforcement by injunction or otherwise.  The Executive acknowledges that the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future.  The Executive acknowledges that each and every restraint imposed by this Agreement is reasonable with respect to scope, duration, and geographical area.

8.             Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Pennsylvania in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate including pursuant to Section 7; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.             Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 7 or Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Court of Common Pleas for Montgomery County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.          Reimbursement of Counsel Fees.  The Company shall reimburse the Executive for his reasonable attorneys’ fees incurred in the preparation of this Agreement, not to exceed $10,000.00.

11.          Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter; provided that the Confidentiality Agreement is incorporated by reference into this Agreement; provided further, the Option, the RSUs (if any) and any other equity grants shall be governed by the terms and conditions of the Company’s equity plan(s), as may be amended, and any associated grant agreements (collectively the “Equity Documents”).

12.          Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13.          Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.          Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.          Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.          Governing Law.  This is a Pennsylvania contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws principles.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

20.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.          Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.          Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

Neos Therapeutics, Inc.

By:	/s/Alan Heller
Name:	Alan Heller
Title:	Chairman of the Board

Executive

/s/Jerry McLaughlin
Jerry McLaughlin
Given Name:	Gerald McLaughlin
/s/Gerald McLaughlin